Exhibit 4.16

Cooperation Agreement

This Cooperation Agreement (“this Agreement”) is entered into among the following parties on November 14, 2005, in Beijing, People’s Republic of China.

Party A 1: Hurray! Solutions, Ltd.

Registered Address: Room 318, 3rd Floor, No. 12 Fuxing Road, Haidian District, Beijing

Legal Representative: Xiang Songzuo

Party A 2: Beijing Enterprise Mobile Technology Co., Ltd.

Registered Address: Room 826, Huizhong Plaza, No.1 Shangdi Seventh Street, Haidian District, Beijing

Legal Representative: Li Jieqiang

Party A 3: Beijing Hutong Wuxian Technology Co., Ltd.

Registered Address: 9E, No.3 Apartment, Hua Ao Center, No.4 Bei Wa Road, Haidian District, Beijing

Legal Representative: Huang Xinzi

All the parties above are referred to collectively as “Party A”.

Party B: Zhong Xiongbing

Nationality: PRC

ID Card No.: 440620196408060718

Party C 1: Guangdong Freeland Movie and Television Production Co., Ltd.

Registered Address: F Suite A, No.3 Building, Guangdong Audio & Video Plaza, No.118-122 Ji Chang Road, Guangzhou

Legal Representative: Zhong Xiongbing

Party C 2: Beijing Shiji Freeland Movie and Television Distribution Co., Ltd.

Registered Address: No.25 Nan Bin He Road, Xuan Wu District, Beijing

Legal Representative: Zhong Xiongbing

Party C 3: Shanghai Hai Le Audio & Video Distribution Co., Ltd.

Registered Address: 2nd Floor (South), No. 917 South Zhong Shan Road, Huang Pu District, Shanghai

Legal Representative: Zhong Xiongbing

Hereinafter, Party C 1, Party C 2 and Party C 3 are referred to collectively as “Party C”.

Party D: Hong Kong Freeland Movie Industry Group Co., Ltd.

Authorized Representative: Zhong Xiongbing

Hereinafter, Party A, Party B, Party C and Party D are referred to collectively as the “Parties”.

WHEREAS:

1.	Party A is an affiliate of HURRAY! HOLDING CO., LTD., a leading provider of mobile value-added services in China.

2.	Party B is a Chinese citizen with full civil capacity, and the actual controlling person and sole owner of Party C and Party D.

3.	Party C and Party D are leading large-scale media entertainment companies integrating the distribution of audio and video products and the production of movie and TV music. From 2004, Party C and Party D have engaged in the business of Internet music production, distribution and artists agent services, and established a large Internet music production platform in China within a short period. As of July 31, 2005, there are 9 artists who have signed contracts with Party C and Party D including Xiang Xiang, Yang Chengang, Yang Yi, Chen Xu, Pan Xiaofeng, Wang Zhi, Xiao Yu, Ah Zheng and Zhang Zhenyu.

4.	The Parties agree to cooperate with each other in the music production industry, based on Party A’s advantages in capital and technology, and the significant capacity of Party C and Party D in music production and distribution, so as to jointly establish the world’s largest Chinese music platform on the Internet.

NOW, THEREFORE, the Parties have entered into the following agreement concerning the cooperation above mentioned:

ARTICLE 1 DEFINITIONS

1.1

Party A	means	an affiliate of HURRAY! HOLDING CO., LTD.
Party B	means	Zhong Xiongbing
Party C	means	the three companies wholly owned by Zhong Xiongbing
Hurray! Music	means	Hurray! Digital Music Technology Co., Ltd., a limited liability company to be established in China, which is actually controlled and wholly owned by Party A, with its proposed registered address at Haidian Hi-Tech Industrial Park
Freeland Music	means	Beijing Freeland Wu Xian Digital Music Technology Co., Ltd., a limited liability company to be established by Party B and Party C within China, which will be actually controlled and wholly owned by Party B.

Music Holding	means	Hurray! Music Holding Co., Ltd., a company established in the Cayman Islands, and wholly owned by Hurray! Holding Co., Ltd.
Cooperation Framework (this transaction)	means	Party B and Party C shall be responsible to establish Freeland Music, and transfer into Freeland Music the businesses of music production, distribution, copyright management and artists agent service, and all their assets, businesses and personnel relating to music production, in accordance with the provisions of this Agreement. After completion of the restructuring set forth above, Hurray! Music shall purchase the equity shares held by Party C in Freeland Music, and make additional investment to the registered capital of Freeland Music. After completion of equity transfer and capital increase, Hurray! Music will hold 60% equity shares in Freeland Music, Party B will hold 40% equity shares therein, and Freeland Music will change its name into Beijing Hurray! Freeland Digital Music Technology Co., Ltd.
Hurray! Freeland	means	Beijing Hurray! Freeland Digital Music Technology Co., Ltd.
Closing Date	means	the tenth Business Day after the satisfaction of the last condition precedent.
China	means	People’s Republic of China
Business Day	means	any day that a bank within China ordinarily operates, excluding Saturday and Sunday.
Benchmark Date	means	the execution date of this Agreement.
Benchmark Profit	means	the after-tax profit of Freeland Music during a 12-month period commencing from the Industrial and Commercial Registration Date (for the purpose of this Agreement, the “Industrial and Commercial Registration Date” shall refer to the date of issuance of business license by the bureau of industry and commerce), as audited by one of the “Big Four” accounting firms acceptable to Hurray! Music in accordance with the US GAAP. Should Freeland Music be entitled to the state tax preferential treatment, the portion of profit applicable to tax preferential treatment shall not be included in the Benchmark Profit.

1.2	Any reference hereunder to any laws, regulations and governmental rules shall also include the revision, supplement or amendment thereto from time to time at the date hereof and thereafter.

1.3	The parties, recitals, schedules and provisions mentioned in this Agreement and the Exhibits hereto shall refer to the parties, recitals, schedules and provisions of this Agreement.

1.4	The headings of this Agreement are included for reference only, and shall not have any impact on the interpretation of the provisions.

ARTICLE 2 ESTABLISHMENT OF HURRAY! MUSIC

Party A shall be responsible to establish Hurray! Music, in which Party A1 holds 50% equity interest, each of Party A2 and Party A3 holds 25% equity interest respectively.

ARTICLE 3 ESTABLISHMENT OF FREELAND MUSIC

Party B and Party C shall be responsible to establish Freeland Music, the registered capital of which shall not be less than RMB 1 million. Party B and Party C will make capital contributions in kind, the details of which are set forth in Schedule 5 to Exhibit I “Assets Arrangement List”. If the capital contributions in kind is less than RMB 1 million, Party B and Party C shall make up the balance by other means. Party B shall hold 50% equity interest in Freeland Music, Party C1, Party C2 and Party C3 shall hold 10%, 30% and 10% equity interest therein, respectively. Upon establishment, Freeland Music shall not have a managing director. Zhong Xiongbing shall be the managing director and General Manager, and the legal representative of Freeland Music; Guo Xiaoqing shall be the supervisor of Freeland Music.

ARTICLE 4 TRANSFER OF ASSETS, BUSINESS AND PERSONNEL BETWEEN FREELAND MUSIC AND PARTY B AND PARTY C

4.1	The business scope of Freeland Music shall be: music production, distribution, copyright management and artist agent services.

4.2	Lawful Operations:

Party B and Party C shall ensure that Freeland Music shall be able to engage in the lawful operations of music production, copyright management, audio & video products distribution and sales, and artist agent services, and to obtain the licenses necessary for such operations. Licenses mentioned herein shall include without limitation the following:

(1)	Audio & Video Recordings Production License

(2)	Audio & Video Recordings Operation License

(3)	Commercial Performance License

4.3	Business Restructuring

Party B and Party C warrant and promise to transfer all their assets, businesses and personnel relating to music to Freeland Music, and handle relevant formalities for amendment of registration. The businesses to be transferred shall include without limitation music production, on-ground distribution management, digital distribution and artist agent services. The assets to be transferred shall include all the tangible and intangible assets, including without limitation the copyrights and adjunct rights in and to all the music products, artist agent services contracts, employee’s labor contracts, franchising agreements and recording facilities relating to music.

All the Parties acknowledge, in the event that Hei Nan has successfully transferred Ji Minjia and Ye Yiqian from Tianyu Company to Party B and/or Party C prior to the establishment of Freeland Music, then Party B and/or Party C shall transfer Ji Minjia and Ye Yiqian to Freeland Music after its establishment. Party B and/or Party C shall not enter into any contract with Hei Nan except with the prior written consent of Party A. The payment under such contract shall be not more than RMB 700,000. If Party B and/or Party C advanced the payment, Freeland Music shall reimburse Party B and/or Party C for such payment after the contract is transferred to Freeland Music.

All the income of Party B and Party C arising from or in connection with music production and artist agent services prior to the Benchmark Date shall be owned by Party B and Party C; all the income arising from or in connection with music production and artist agent services after the Benchmark Date shall be owned by Freeland Music. After the Benchmark Date, if Party B and Party C shall use the copyrights or artists of Freeland Music in the performance of any contracts entered into prior to the Benchmark Date, Party B and Party C shall make payment to Freeland Music at the current market price. Freeland Music shall not be responsible for any legal proceedings in connection with the music production and artist agent services of Party B and Party C or any actions filed by Party B and Party C, and costs and proceeds of such actions and legal proceedings shall be belong to Party B and Party C; provided that Party B and Party C shall not file any actions relating to copyrights (including adjunct rights) after the date hereof.

The Parties agree, Party A has the right to designate an accounting personnel to Freeland Music at the Industrial and Commercial Registration Date to assist Freeland Music with the preparation and handover of its accounting records.

Specific issues relating to the transfer of assets, businesses and personnel provided in this Article 4 and issues relating to pending litigation of Party B and Party C are set forth in Exhibit I attached hereto.

ARTICLE 5 EQUITY TRANSFER AND CAPITAL INCREASE

5.1	Equity Transfer

5.1.1	Within one (1) week after the Industrial and Commercial Registration Date of Freeland Music, Hurray! Music shall execute the Equity Transfer and Capital Increase Agreement with Party B and Party C. According to such agreement, Hurray! Music will receive from Party C1, Party C2 and Party C3, respectively, the 10% equity interest held in Freeland Music, and Party B will receive the 20% equity interest held by Party C2 in Freeland Music. After completion of the equity transfer, Hurray! Music will hold 30% equity interest in Freeland Music, and Party B will hold 70% equity interest in Freeland Music. The Equity Transfer and Capital Increase Agreement is attached hereto as the Exhibit II.

5.1.2	Equity Transfer Price

Party B and Party C2 shall separately negotiate and agree on the equity transfer price for Party B’s acceptance of the 20% equity interest held by Party C2 in Freeland Music.

The Equity Transfer Price (unless otherwise indicated, the “Equity Transfer Price” mentioned in this Agreement, Exhibits and Schedules shall refer to the price to be paid by Hurray! Music for its receipt of the equity interest held by Party C) to be paid by Hurray! Music for its receipt of the equity interest held by Party C in Freeland Music shall be:

The Parties agree, the Benchmark Profit of Freeland Music shall be the estimated profit of US$ 1,700,000, and the value of company shall be the estimated profit of US$ 1,700,000 multiplied by 4.235, i.e., US$1,700,000×4.235=US$ 7,199,500. For the convenience of calculation, the Parties agree to define the value of the company as US$ 7,200,000. The Parties agree to determine the Equity Transfer Price according to the value of the company at US$ 7,200,000, thus the Equity Transfer Price shall be US$ 7,200,000×30%=US$ 2,160,000. In the principle of mutual benefit, Party C grants to Hurray! Music a 40% discount, thus the final Equity Transfer Price shall be US$ 1,296,000. Should Freeland Music be entitled to the state tax preferential treatment, the portion of profit applicable to tax preferential treatment shall not be included in the Benchmark Profit.

5.1.3	Payment of Equity Transfer Price

The Equity Transfer Price shall be US$ 1,296,000. Hurray! Music shall pay to Party C US$ 540,000, as the initial payment of the Equity Transfer Price, within seven (7) Business Days after the Execution of the Equity Transfer and Capital Increase Agreement.

Hurray! Music shall pay to Party C US$ 324,000, as the second payment of the Equity Transfer Price, within five (5) Business Days after the Closing Date.

As of January 31, 2006, if neither Party B or Party C shall be in violation of the obligations provided under this Agreement, the Exhibits and Schedules hereto, and any of the warranties, representations and undertakings of Party B and Party C, Hurray! Music shall pay to Party C US$ 432,000, as the third payment of the Equity Transfer Price, at the expiration date of the aforesaid period. If either Party B or Party C shall be in violation of the provisions of this Agreement, and the Exhibits and Schedules hereto, Party A shall have the right to reduce the amount of the Equity Transfer Price payable to Party C, provided that such reduction shall not be deemed as a release of Party B and Party C from the liabilities for indemnification to Party A as a result of violation of the provisions of this Agreement, and the Exhibits and Schedules hereto.

5.1.4	Adjustment to Equity Transfer Price

The Parties agree, any adjustment to the Equity Transfer Price shall be based on the pre discount amount of US$ 2,160,000 provided in Article 5.1.2 above.

One year after the Industrial and Commercial Registration Date of Freeland Music, if the actual amount of Benchmark Profit is more than US$ 1,700,000, Hurray! Music shall pay to Party C in a lump sum the supplemental amount within ten (10) Business Days after the determination of the Benchmark Profit. The supplemental amount shall be: the actual amount of Benchmark Profit×4.235×30% - US$2,160,000.

One year after the Industrial and Commercial Registration Date of Freeland Music, if the actual amount of Benchmark Profit is less than US$ 1,700,000, Party A shall have the options either to: (1) require Party C to refund to Hurray! Music the amount overpaid by Hurray! Music within ten (10) Business Days after the determination of the Benchmark Profit. The overpaid amount shall be: US$2,160,000 - (actual amount of Benchmark Profit×4.235×30%). Party C shall continue to refund even if the refundable amount is higher than that actually paid by Hurray! Music; or (2) require to re-adjust the respective proportion of equity interest held by Hurray! Music and Party B in the following manner: to calculate the equity interest held by Hurray! Music in Freeland Music according to the Equity Transfer Price (i.e., the pre discount amount of US$ 2,160,000 provided in Article 5.1.2 above) and the actual value of the company (actual amount of Benchmark Profit×4.235), and the equity interest held by Party B in Freeland Music shall also be diluted at the same time; the diluted proportion of equity interest held by Party B in Freeland Music shall be: 1- [US$ 2,160,000/(actual amount of Benchmark Profit×4.235)]. If Party A requires to re-adjust the proportion of equity interest in the aforesaid manner, Party B shall transfer for free the diluted equity interest to Hurray! Music, enter into the Equity Transfer Agreement and relevant legal documents with Hurray! Music, and assist Hurray! Music with the handling of formalities for the change of industrial and commercial registration.

5.2	Capital Increase and Additional Investment

5.2.1	After completion of the equity transfer, Hurray! Music agree to make capital increase and additional investment (collectively, the “Capital Increase”) in an aggregate amount of US$ 5,400,000. After completion of the aforesaid Capital Increase, Hurray! Music shall hold 60% equity interest in Freeland Music, and Party B shall hold 40% equity interest in Freeland Music. The aforesaid Capital Increase in the amount of US$ 5,400,000 is based on the value of the company at US$ 7,200,000. If the amount of Capital Increase is N, the formula of the calculation shall be: (N + US$ 2,160,000) /(N + US$ 7,200,000) = 60%.

5.2.2	Payment of the Capital Increase

The Capital Increase shall be paid in installments.

The Parties agree, the Capital Increase shall be deposited in an escrow account supervised by the Parties.

At the date of equity transfer, Hurray! Music shall pay to Freeland Music US$2,700,000 as the initial installment, in which RMB 750,000 shall be invested to increase the registered capital of Freeland Music, and the remaining portion of the Capital Increase shall be allocated to the capital reserve of Freeland Music.

The second installment of the Capital Increase shall be in the amount of US$ 1,350,000. If the audited after-tax net profit of Freeland Music is more than US$ 600,000 during the period commencing from the Industrial and Commercial Registration Date and ending at six (6) months thereafter, Hurray! Music shall make the additional investment of US$ 1,350,000 to Freeland Music within thirty (30) days upon conclusion of the aforesaid six (6)-month period.

The third installment of the Capital Increase shall be in the amount of US$ 675,000. If the audited after-tax net profit of Freeland Music is more than US$ 1,050,000 during the period commencing from the Industrial and Commercial Registration Date and ending at nine (9) months thereafter, Hurray! Music shall make the additional investment of US$ 675,000 to Freeland Music within thirty (30) days upon conclusion of the aforesaid nine (9)-month period.

The fourth installment of the Capital Increase shall be in the amount of US$ 675,000. If the audited after-tax net profit of Freeland Music is more than US$ 1,700,000 during the period commencing from the Industrial and Commercial Registration Date and ending at twelve (12) months thereafter, Hurray! Music shall make the additional investment of US$ 675,000 to Freeland Music within thirty (30) days upon conclusion of the aforesaid twelve (12)-month period.

The net profit mentioned herein shall refer the after-tax profit audited by one of the “Big Four” accounting firms acceptable to Hurray! Music according to the US GAAP.

5.2.3	Adjustment to the Amount of Capital Increase

If, during the calendar year after the Industrial and Commercial Registration Date of Freeland Music, the actual amount of Benchmark Profit realized by Freeland Music is higher than US$ 1,700,000, the US$ 5,400,000 Capital Increase from Hurray! Music will not be sufficient for Hurray! Music to hold 60% equity interest in Freeland Music, under which circumstance Hurray! Music shall have the options either: (1) to make additional investment. For the purpose of calculating the amount of additional investment, it is necessary to calculate the aggregate amount of Capital Increase to be made by Hurray! Music in the following formula: [(actual amount of Benchmark Profit × 4.235 × 30%)+W] / [actual amount of Benchmark Profit × 4.235 +W] = 60%, in which “W” represents the aggregate amount of Capital Increase to be invested by Hurray! Music. According to the formula above, W= actual amount of Benchmark Profit × 4.235 ×0.75, therefore, the amount of additional investment = actual amount of Benchmark Profit × 4.235 ×0.75—US$ 5,400,000; or (2) to re-adjust the respective proportion of equity interest held by Hurray! Music and Party B in the following manner: to dilute the equity interest held by Hurray! Music in Freeland Music according to the aggregate of the Capital Increase (i.e., US$ 5,400,000) and the actual value of the company (actual amount of Benchmark Profit×4.235), the diluted proportion of equity interest held by Hurray! Music in Freeland Music shall be: (actual amount of Benchmark Profit ×4.235×30% + US$ 5,400,000)/( US$ 5,400,000 + actual amount of Benchmark Profit×4.235). If Hurray! Music selects to re-adjust the respective proportion of equity interest held by Hurray! Music and Party B, Hurray! Music shall transfer for free the diluted equity interest to Party B, enter into the Equity Transfer Agreement and relevant legal documents with Party B, and assist Party B with the handling of formalities for the change of industrial and commercial registration.

If, during the calendar year after the Industrial and Commercial Registration Date of Freeland Music, the actual amount of Benchmark Profit realized by Freeland Music is less than US$ 1,700,000, the US$ 5,400,000 Capital Increase from Hurray! Music will allow Hurray! Music to hold more than 60%

equity interest in Freeland Music, under which circumstance Hurray! Music shall have the options to:

(1)	withdraw portion of its investment. Under this circumstance, there are two possibilities: Firstly, Hurray! Music selects the refund of Equity Transfer Price under Article 5.1.4 when the Benchmark Profit of Freeland Music is less than US$ 1,700,000. Accordingly, for the purpose of calculating the amount of refundable investment, it is necessary to calculate the aggregate amount of Capital Increase to be made by Hurray! Music in the following formula: [(actual amount of Benchmark Profit × 4.235 × 30%)+W] / [actual amount of Benchmark Profit × 4.235 +W] = 60%, in which “W” represents the aggregate amount of Capital Increase to be invested by Hurray! Music. According to the formula above, W= actual amount of Benchmark Profit × 4.235 ×0.75, therefore, the amount of refundable investment = US$ 5,400,000—(actual amount of Benchmark Profit × 4.235 ×0.75). Secondly, Hurray! Music selects to dilute the proportion of the equity interest held by Party B under Article 5.1.4 when the Benchmark Profit of Freeland Music is less than US$ 1,700,000. Accordingly, for the purpose of calculating the amount of refundable investment, it is necessary to calculate the aggregate amount of Capital Increase to be made by Hurray! Music in the following formula: [US$ 2,160,000 + W]/[ actual amount of Benchmark Profit × 4.235 + W] = 60%, in which “W” represents the aggregate amount of the Capital Increase to be invested by Hurray! Music. Therefore, the amount of refundable investment = US$ 5,400,000 - W.

(2)	re-adjust the respective proportion of equity interest held by Hurray! Music and Party B in the following manner: to calculate the equity interest held by Hurray! Music in Freeland Music according to the aggregate amount of the Capital Increase (i.e., US$ 5,400,000) and the actual value of the company (actual amount of Benchmark Profit×4.235), and the equity interest held by Party B in Freeland Music shall also be diluted at the same time. Under this circumstance, there are two possibilities: Firstly, Hurray! Music selects the refund of Equity Transfer Price under Article 5.1.4 when the Benchmark Profit of Freeland Music is less than US$ 1,700,000. Accordingly, the diluted proportion of equity interest held by Party B in Freeland Music shall be: 1- [(actual amount of Benchmark Profit ×4.235×30% + US$

5,400,000)/( US$ 5,400,000 + actual amount of Benchmark Profit×4.235)]. Secondly, Hurray! Music selects to dilute the proportion of the equity interest held by Party B under Article 5.1.4 when the Benchmark Profit of Freeland Music is less than US$ 1,700,000. Accordingly, the diluted proportion of equity interest held by Party B in Freeland Music shall be: 1- [US$ 2,160,000 + US$ 5,400,000)/( US$ 5,400,000 + actual amount of Benchmark Profit×4.235)]. If Hurray! Music requires to re-adjust the respective proportion of equity interest held by Hurray! Music and Party B, Party B shall transfer for free the diluted equity interest to Hurray! Music, enter into the Equity Transfer Agreement and relevant legal documents with Hurray! Music, and assist Hurray! Music with the handling of formalities for the change of industrial and commercial registration; or

(3)	combine the withdrawal of certain investment and dilution of Party B’s equity interest, so as to guarantee that Hurray! Music shall hold 60% ~ 67% equity interest in Hurray! Freeland.

5.3	If, during the calendar year after the Industrial and Commercial Registration Date of Freeland Music, the actual amount of the Benchmark Profit realized by Freeland Music is less than US$ 1,700,000, and Hurray! Music selects to dilute the proportion of equity interest held by Party B in Freeland Music, the proportion of Party B’s equity interest can be diluted to 33%. At the time, any un-refunded portion of the Equity Transfer Price shall be refunded by Party C to Party A (Party C shall continue to refund even if the refundable amount is higher than that actually paid by Hurray! Music), and any un-refunded portion of the Capital Increase shall be refunded by Freeland Music to Party A.

5.4	If, during the calendar year after the Industrial and Commercial Registration Date of Freeland Music, the actual amount of the Benchmark Profit realized by Freeland Music is less than US$ 900,000 (inclusive), Hurray! Music shall have the right to require Party B and/or Party C to purchase all the equity interest held by Hurray! Music in Freeland Music at the price of US$ 7,560,000. Prior to such purchase, Party B and/or Party C shall compensate Hurray! Music for its loss of investment in the following manner: to pay to Hurray! Music an amount equivalent to 60% of Freeland Music’s then net profit, or one (1) year’s interest on commercial loan, whichever is higher. Party B and/or Party C shall take joint and several liabilities for the aforesaid obligations of Party B and/or Party C.

5.5	Upon closing of the equity transfer, Freeland Music shall change its name into Beijing Hurray! Freeland Digital Music Technology Co., Ltd. (“Hurray! Freeland”), Hurray! Freeland and Party C shall enter into an exclusive cooperation agreement on the on-ground distribution of audio and video products, Hurray! Freeland and Hurray! Music shall enter into any exclusive cooperation agreement on the business of digital publication. All the exclusive cooperation agreements shall be attached as Exhibits III hereto.

5.6	Upon closing of the equity transfer, Party B shall execute the Service Contract for Director and General Manager, relevant executive officers shall execute the Non-disclosure and Non-competition Agreement, and Party B and Party C shall execute the Non-competition Agreement, all of which shall be attached hereto as Exhibit IV.

5.7	The exchange rate between US dollar and RMB shall be that announced by the People’s Bank of China at the date hereof.

ARTICLE 6 CONDITIONS PRECEDENT

6.1	Except as otherwise approved by Party A, conditions precedent to the equity transfer referred to in Article 5 hereof are as follow:

(1)	Freeland Music shall have acquired relevant approval from the Chinese industrial and commercial registration authority, and have lawfully acquired necessary business permits and licenses.

(2)	Freeland Music shall have completed registration formalities for alteration of industrial and commercial registration in connection with the “Equity Transfer and Capital Increase” mentioned in Article 5 above, and have acquired new business licenses reflecting such alterations issued by the industrial and commercial authority;

(3)	Freeland Music shall have accepted the assignment of all businesses, assets and resources relating to music production and artist agent services currently held and operated by Party B and Party C in accordance with applicable laws, regulations and rules, and all relevant business contracts have been transferred to Freeland Music pursuant to law;

(4)	Zhong Xiongbing, Jia Xuan, Liao Lisheng, He Danni and Li Yongru shall have signed a service contract with Freeland Music respectively in the form and substance acceptable to Party A, with a term of three year commencing from the execution date hereof.

(5)	After Freeland Music’s acceptance of the transfer of businesses and other relevant assets relating to music production and artist agent services under the direct or indirect control of Party B and Party C, there shall exist no significant problem in the balance sheet of Freeland Music reconciled up to the Benchmark Date, in particular, the net book value of Freeland Music audited according to the US GAAP shall be no less than RMB 1 million as of the Benchmark Date.

(6)	Party B and Party C shall have, upon the request of Party A and/or its designees, provided true, correct and complete documents and materials evidencing the operations, assets, financial and legal status, profit making and business prospect of Party B, Party C, Freeland Music and other entities relating to this Transaction, and the result of such due diligence shall be to the satisfaction of Party A.

ARTICLE 7 GOVERNANCE OF AND ADDITIONAL INVESTMENT TO HURRAY! FREELAND UPON EQUITY TRANSFER

7.1	Upon closing of the equity transfer stated in Article 5 hereof, the Board of Directors of Hurray! Freeland shall consist of three directors, namely Zhong Xiongbing, Yang Haoyu and Wu Feng, among whom Zhong Xiongbing shall serve as the Chairman, General Manager and the legal representative of Hurray! Freeland. Guo Xiaoqing shall be the supervisor of Hurray! Freeland.

7.2	The following issues shall be subject to an resolution of the Board of directors adopted by a simple majority vote:

1)	Sale or issuance of shares or bonds of the company;

2)	Decrease or increase of the registered capital of the company, and bankruptcy, dissolution and liquidation of the company;

3)	Dividend distribution plan of the company;

4)	Acquisition, merger or other investment activities;

5)	Lending or borrowing activities of the company;

6)	Approval or modification of semi-annual and annual financial budget and business plans;

7)	Disposal of the company’s assets by mortgage or other security means;

8)	Sale, purchase, assignment, lease or other disposal of the company’s assets at a value higher than RMB100,000.

9)	Approval of or decision about the appointment of the President, CEO, CFO, CTO ,COO and other officers of the company.

10)	Approval of or amendment to the stock option plan for employees of the company;

11)	Approval of or amendment to the compensation system of the company ;

12)	Execution of the following contracts: (a) business contracts beyond the scope of business plan; and (b) contracts involving affiliated transactions;

13)	Alteration or termination of certain business in the business plan;

14)	Alteration of the name of the company;

15)	Alteration of the financial plan and financial system of the company, and appointing or replacing the auditor of the company; and

16)	Other issues subject to the approval of the Board.

7.3	The Parties agree, daily expenditures higher than RMB 100,000 shall be subject to joint written approval of Party B and a Director appointed by Hurray! Music.

7.4	The Parties agree, upon establishment of Freeland Music, no artist contracts or agent service contracts shall be executed without the prior written approval from a counsel or attorney designated by Hurray! Music.

7.5	A Chief Financial Officer (CFO) shall be nominated by Hurray! Music and approved by the Board of Directors of Hurray! Freeland.

7.6	The financial system of Hurray! Freeland shall be in compliance with the relevant provisions of the GAAP of PRC and the United States. Financial statements of Hurray! Freeland shall be reported to the Board of Director on a quarterly basis. Hurray! Freeland shall appoint one of the “Big Four” accounting firms to conduct the financial audit for the company, which audit shall be conducted on quarterly and annual basis.

7.7	Other matters in connection with the governance of Hurray! Freeland shall be set forth in the agreement and the Articles of Association of Hurray! Freeland.

7.8	The Parties agree, Freeland Music shall not distribute dividends to its shareholders within two years after the establishment thereof.

7.9	Within the first year after Freeland Music changes its name to Hurray! Freeland, Hurray! Freeland shall not increase its registered capital or shares, unless otherwise agreed by Hurray! Music and Zhong Xiongbing. Upon conclusion of the aforesaid one year period, Hurray! Freeland may need additional investment as necessary for the development of the company. If it is necessary to make additional investment to Hurray! Freeland, the shareholders of Hurray! Freeland shall make additional investment to the company in proportion to their respective shareholding therein. In the event that any shareholder fails or rejects to make such additional investment, other shareholders shall have the right to (i) make up the capital shortage through commercial loans; and/or (ii) make additional investment in lieu of the shareholder that fails or rejects to make the additional investment, and dilute the shareholding proportion of that shareholder accordingly.

ARTICLE 8 ACQUISITION AGREEMENT BETWEEN PARTY D AND MUSIC HOLDING

Music Holding and Party D will sign an acquisition agreement, whereby Party B will transfer to Music Holding all the music rights and performance agent service business in connection with Wang Zhi, Xiao Yu and Yang Yi, for a consideration of US$ 864,000. Details of the agreement are set forth in Exhibit V hereto.

ARTICLE 9 REPRESENTATIONS AND WARRANTIES

9.1	For the purpose of this Agreement, Party B and Party C jointly and separately make the following irrevocable representations and warranties to Party A:

(1)	Prior to the execution hereof, Party B and/or Party C warrant that all documents, materials and information provided by them to Party A or professional agencies designated by Party A are true, correct and complete and do not contain any false or misleading information.

(2)	Except as disclosed truthfully in writing by Party B and/or Party C in detail, as of the Benchmark Date, there does not exist any other litigation or arbitration, or any act of any other judicial or law enforcement authority constituting a legal impediment for the execution and performance of this Agreement.

(3)	The execution and performance of this Agreement by Party B and Party C do not contravene any law or contractual obligations binding on or affecting them, or violate the relevant rules, restrictions or verdicts.

(4)	The execution, delivery and performance of this Agreement by Party B and Party C have been duly authorized by all necessary corporate action for proper authorization.

(5)	Prior to the execution hereof, Party B has not been criminally convicted nor involved in any other circumstance that would prohibit him from acting as a director or officer of the company provided under the PRC Company Law.

(6)	Party B and Party C shall severally and jointly perform and assume obligations of Party B or Party C hereunder.

9.2	As of the execution date hereof, Party B and Party C make the following representations and warranties in connection with the 30% equity interest in Freeland Music to be transferred by Party C to Hurray! Music:

(1)	As of the date of establishment of Freeland Music, Party C enjoys full ownership to the 30% equity interest in its possession, and such 30%

equity interest has been duly acquired in accordance with the procedures set forth in applicable laws and regulations; Party C has made a contribution to the registered capital for the target equity and has never withdrawn or evaded such capital contribution.

(2)	Party C enjoys full right of disposal to the 30% equity interest in its possession, free of any restriction of any other pre-emptive right or similar rights.

(3)	The 30% equity interest in the possession of Party C is free of any mortgage, lien or third party’s right, or any contingent liability or other potential liabilities, and there does not exist any litigation, arbitration or dispute in connection with such equity interest.

9.3	As of the execution date hereof, Party B and Party C make the following representations and warranties in connection with Freeland Music:

(1)	Party B and Party C shall establish Freeland Music and transfer relevant assets, business and personnel to Freeland Music in strict compliance with the provisions of Exhibit I hereto. The assets, business and personnel listed in Exhibit I shall not be changed as of the execution date of Exhibit II.

(2)	From the date of incorporation of Freeland Music to the execution date of Exhibit II hereto, Freeland Music lawfully owns the material assets necessary for normal production (including without limitation all the music copyrights, artist contracts, etc.). All the assets shall be free of any encumbrance or claims from any relevant government authorities or third parties; and there does not exist any defect in the ownership of such assets, or any controversy or dispute, which will result in any material negative impact on the assets and liabilities or operating activities of Freeland Music.

(3)	Within one year after the establishment of Freeland Music, the artists of Freeland Music will not terminate their recording and performance management contracts with the company due to any reason on the part of Party B and/or Party C (including without limitation by way of soliciting, inducing, urging the artist or providing the artist with facilitations). In the event of any such termination, Party B and Party C shall indemnify Party A and Hurray! Music for their direct and indirect economic loss, including without limitation, that Party B and Party C shall pay to Party A US$500,000 for either the termination of Xiang Xiang or Yang Chengang, and pay to Party A US$150,000 for each termination by any other artist of Freeland Music.

(4)	All the existing material agreements to which Freeland Music is a party are valid and effective; there does not exist any amendment or revision to such material agreements which will have material negative impact on Freeland Music, and there does not exist any reason for which any material agreement shall become void, terminated or cancelled; Freeland Music has not breached any material aspect of any significant agreement to which it is a party, and no fact or condition which might cause a breach of any such significant agreement exists.

9.4	For the purpose of this Agreement, Party A irrevocably represents and warrants to Party B and Party C:

(1)	Party A is a company duly incorporated and existing under the laws of the PRC, and has the right to execute this Agreement.

(2)	Party A will assist Hurray! Freeland in its business development.

ARTICLE 10 TAXES

10.1	All the fees and expenses in connection with the establishment of Hurray! Music and Freeland Music hereunder (including government fees and CPA capital verification fees, etc.) shall be paid or advanced by the respective Party incurring such expenses. Of such expenses, the start-up expenses for Freeland Music shall be billed as the start-up expense of Hurray! Freeland.

10.2	All taxes in connection with injection of assets to Freeland Music by Party B and Party C and the equity transfer hereunder shall be handled by the Parties in accordance with the relevant laws and regulations.

10.3	Any other tax in connection with the transaction hereunder shall be borne by the Parties in accordance with the applicable laws and regulations.

ARTICLE 11 NON-COMPETITION UNDERTAKINGS

11.1	In consideration of the vital role to be played by Party B and Party C to the development of Hurray! Freeland, Party B and Party C hereby jointly or separately make the following irrevocable covenants:

(1)	None of Party B and/or Party C, or other companies under the direct or indirect control of Party C, will establish or take direct or indirect control of any enterprise or other entity that is a competitor of Hurray! Freeland, either through investment or shareholding. The investment to or control of any enterprise or other entity that is a competitor of Hurray! Freeland by the spouse, parents or children of Party B shall be deemed as an act of Party B.

(2)	Party B will not hold any office in or act as a consultant for any other enterprise or entity that is or might be a competitor of Hurray! Freeland. The service of any position or rendering of consultancy to a competitor of Hurray! Freeland by the spouse, parents or children of Party B shall be deemed as an act of Party B.

(3)	Party B shall promptly notify Party A and the Board of Hurray! Freeland the information as to any enterprise or entity set up by his siblings, other next-of-kin (other than the relatives mentioned in above paragraph (2)) or other people who have a close relationship with Party B (such as friends or classmates) or in which such people hold a senior office, which might be competitive with Hurray! Freeland, which information shall include without limitation the name, address, registered capital, main business and other publicly-available information of such enterprise or entity.

11.2	In the case of Party B, the term of the non-competition obligations hereunder shall be the period when Party B acts as the Chairman and/or General Manager of the company, the period when Party B holds more than 20% interest in Freeland Music, and the initial two-year period after Party B’s shareholding in Freeland Music becomes less than 20%. Such term shall also apply to Party C with respect to its non-competition obligations hereunder.

ARTICLE 12 TRADEMARK LICENSE

12.1	Matters as to license to Hurray! Freeland of Trademark “Freeland” held by Party C1 are set forth in Exhibit VI hereto.

12.2	Details as to transfer of trademark registration applications field by Party C1 and Party C2 to Freeland Music are set forth in Exhibit I hereto.

ARTICLE 13 CONFIDENTIALITY

13.1	The Parties agree and acknowledge that any oral or written materials communicated between and among the Parties are confidential information (including without limitation the material provisions hereof and the Transaction hereunder). The Parties shall keep all such confidential information in strict confidence, and shall not disclose such information to any third parties without the consent of the other parties, except the following information:

(1)	information known or to be known by the general public (other than through unauthorized disclose by a party bound by the confidential obligation as to such information);

(2)	disclosure required under the applicable laws or regulations (including without limitation listing rules); or

(3)	disclosure by any Party hereto to its legal counsel or financial consultant in relation to the transaction mentioned in the material provisions hereof, provided that such legal counsel or financial consultant shall also be bound by the confidential obligations herein.

Confidential obligations specified in this Article 13.1 shall survive the termination of this Agreement for any reason.

13.2	Party B and Party C acknowledge and covenant that they shall not disclose any information as to the transaction hereunder in any way without Party A’s prior consent. Once Party A’s consent is obtained, Party B and Party C shall disclose such information in accordance with guidelines laid down by Party A.

ARTICLE 14 LIABILITIES FOR BREACH

14.1	Any party hereto in breach of its representations, warranties, covenants or other obligations hereunder shall assume liabilities in line with applicable law and this Agreement.

14.2	In the event that Party B and/or Party C breach their representations, warranties, covenants or other obligations hereunder (including without limitation providing other parties with false or misleading information), which makes it impossible to achieve the purpose of Party A hereunder, then Party A shall have the right to withdraw from this Transaction at any time.

14.3	In the event that Party A breaches other obligations hereunder, it shall indemnify Party B and/or Party C for their loss directly resulting from Party A’s breach.

14.4	In the event that Hurray! Freeland suffers damage due to breach of any party hereto, other Parties may claim compensation against the breaching party on behalf of Hurray! Freeland.

ARITLCE 15 FORCE MAJEURE

15.1	For the purpose of this Agreement, “force majeure” refers to any event beyond the control of the Parties that can not be reasonably predicted (or can be predicted but cannot be avoided) by the Parties hereto, which event has caused failure of any Party hereto to perform any or all terms and conditions of this Agreement, including without limitation natural disasters such as earthquake, landslide, subsidence, flood, typhoon and fire, explosion, accident, war, riot, insurgence, mutiny, turmoil, destructive behaviors or any other similar or dissimilar incidents.

15.2	If any Party fails to perform any or all of its obligations hereunder due to a force majeure event, then it shall be relieved from performing such obligation during the period when the force majeure exists and the term of this Agreement shall be extended accordingly. In such event the Party affected by the force majeure event shall not be liable for its failure to perform this Agreement during the period when the force majeure exists.

15.3	The Party affected by the force majeure event shall immediately notify the other Parties of the occurrence of force majeure event in writing, and provide the other Parties with appropriate evidence of such force majeure and its influence notarized by the local notary. Moreover, such Party shall also take all necessary actions to prevent or alleviate the influence of such force majeure event.

15.4	If any force majeure event happens, the Parties shall consult with each other to seek equitable solutions and take all reasonable actions to minimize the influence of such force majeure event.

15.5	In the event that the force majeure event or its influence has sustained for more than three months and caused failure of any Party hereto to perform this Agreement, then any Party hereto shall have the right to request the termination of obligations of the Parties hereunder. When this Agreement is so terminated, the Parties shall deal with their creditor-debtor relationships in an equitable and reasonable manner.

ARITCLE 16 GOVERNING LAW AND DISPUTE RESOLUTION

16.1	The validity, interpretation and enforcement of this Agreement shall be governed by the laws, regulations and government rules of China currently in effect and amended from time to time.

16.2	Any disputes between or among the Parties shall be first solved by the Parties through amicable consultation. If consultation fails, then the dispute shall be submitted to Beijing Arbitration Committee for arbitration pursuant to its rules. The arbitration award is final and binding upon Parties.

16.3	The Parties shall continue to perform this Agreement during the period when the dispute exists, except for the terms under dispute.

ARTICLE 17 NOTICES

17.1	Parties shall send notice to addresses listed below:

Party A:	Hurray! Solutions, Ltd.
Beijing Enterprise Mobile Technology Co., Ltd.
Beijing Hutong Wuxian Technology Co., Ltd.
Address:	3rd Floor, Huarun Building, Jianguomen North Street 8, Dongcheng District, Beijing, PRC
Fax:	8610-85191531
Attention:	Pang Xiaomei

Party B:	Zhong Xiongbing
Address:	Suite 602, Building C, SOHO New Town, Jianguo Road 88, Chaoyang District, Beijing, PRC
Fax:	010-85892568
Attention:	Jia Xuan

Party C:	Guangdong Freeland Movie and Television Production Co., Ltd.
Beijing Shiji Freeland Movie and Television Distribution Co., Ltd. Shanghai Hai Le Audio & Video Distribution Co., Ltd.
Address:	Suite 602, Building C, SOHO New Town, Jianguo Road 88, Chaoyang District, Beijing, PRC
Fax:	8610-85892568
Attn:	Jia Xuan

Party D:	Hong Kong Freeland Movie Industry Group Co., Ltd.
Address:	Suite 602, Building C, SOHO New Town, Jianguo Road 88, Chaoyang District, Beijing, PRC
Fax:	8610-85892568
Attn:	Jia Xuan

17.2	If any Party intends to change its address for receipt of notice, it shall notify the other parties promptly in writing.

17.3	A notice shall be deemed received on the day when it is sent out by fax (the date shown on the confirmation printed by the fax machine after the notice is successfully faxed); when sent personally, the date when the notice arrives at designated address shall be deemed the date of receipt; and when sent by mail, the 7th day after it is sent out shall be deemed the date of receipt.

17.4	When a Party hereto sends a document in relation to important matters such as claim, waiver or alteration of rights and obligations hereunder to other Parties, the document shall be affixed with the original signature of the legal representative or authorized signatory of such Party (when signed by the latter, an authorization letter shall also be provided).

ARTICLE 18 EFFECTIVENESS OF THE AGREEMENT

This agreement shall take effect when executed by duly authorized representatives of the Parties and affixed with the company chop (or the chop specially for contract) of the Parties.

ARTICLE 19 EXHIBITS

19.1	This Agreement includes the following attachments:

Exhibit I: Agreement on Transfer of Assets, Businesses and Personnel

Schedule 1: List of Personnel Transfer

Schedule 2: List of Artist Contracts Transfer

Schedule 3: List of Copyright Contracts Transfer

Schedule 4: List of Business Contracts Transfer

Schedule 5: List of Assets Arrangement

Schedule 6: List of Pending Litigations

Schedule 7: Sample Labor Contracts

Schedule 8: Notice of Contracts Transfer

Exhibit II: Equity Transfer and Capital Increase Agreement

Schedule 1: Sample Articles of Association

Exhibit III: Exclusive Business Cooperation Agreement—I

Exclusive Business Cooperation Agreement—II

Exhibit IV:

Schedule 1: Service Contract for Director and General Manager

Schedule 2: Non-disclosure and Non-competition Agreement for Executive Officers

Schedule 3: Non-competition Agreement

Exhibit V: Agreement on Contracts Transfer

Schedule 1: List of Proposed Contracts Transfer

Exhibit VI: Trademark License Agreement

Schedule 1: List of Licensed Trademarks

19.2	All the Exhibits and Schedules hereto are integral parts of this Agreement.

19.3	Party B, Party C and Party D warrant and covenant that they will and will cause Freeland to, and Party A will cause Hurray! Music and Music Holding to, execute above Exhibit I to Exhibit VI. Parties acknowledge that they have reviewed above Exhibit I to Exhibit VI and agree with all provisions contained therein. In the event that any of the above Exhibit I to Exhibit VI can not be duly executed, the breaching party shall indemnify the non-breaching parties for their economic loss in full amount. If the failure of any party to execute any of above Exhibit I to Exhibit VI makes it impossible to realize the purpose of Party A hereunder, then Party A shall have the right to cancel this Transaction.

ARTICLE 20 MISCELLANEOUS

20.1	If any provision of this Agreement shall be found invalid, illegal, or unenforceable, the validity, legality and enforceability of other provisions hereof shall not be affected.

20.2	Failure or delay in performing any right hereunder shall not constitute a waiver of such right or remedy or a waiver of any other right. Performance of any single or portion of any rights hereunder shall not impede any further performance of such rights or any other rights or remedies.

20.3	Unless otherwise expressly provided in this Agreement, all the rights and remedies provided for hereunder are cumulative to any other rights and remedies that may available under the laws.

20.4	No revision, amendment or modification to this Agreement shall be effective unless made in writing and duly executed by the relevant Parties hereto. And such revision, amendment or modification shall take effect in the same way as the Agreement.

20.5	Any agreement, document, authorization, report, list, consent, covenant and waiver formed, made, executed or supplemented in accordance with terms of this Agreement shall be deemed a supplement hereto and constitute an integral part hereof. In case of any inconsistency between such supplemental documents and this Agreement, the document completed at a later time shall prevail.

20.6	This Agreement shall be signed in nine (9) originals, with each of Party A1, Party A2, Party A3, Party B, Party C1, Party C2, Party C3 and Party D holding one original, and the remaining one shall be filed with Hurray! Freeland for the records. Each copy hereof shall be deemed original upon execution by all the Parties hereto.

(Signature page.)

In witness whereof, this Agreement is signed by following Parties on the date first written above.

Party A1: Hurray! Solutions, Ltd.

Authorized Representative:

Party A 2: Beijing Enterprise Mobile Technology Co., Ltd.

Authorized Representative:

Party A 3: Beijing Hutong Wuxian Technology Co., Ltd.

Authorized Representative:

Party B: Zhong Xiongbing

Signature:

Party C 1: Guangdong Freeland Movie and Television Production Co., Ltd.

Authorized Representative:

Party C 2: Beijing Shiji Freeland Movie and Television Distribution Co., Ltd.

Authorized Representative:

Party C3: Shanghai Hai Le Audio & Video Distribution Co., Ltd.

Authorized Representative:

Party D: Hong Kong Freeland Movie Industry Group Co., Ltd.

Authorized Representative: